Exhibit 99.1

Constellation Pharmaceuticals Announces First-Quarter 2019 Financial Results

•	Company to present an interim update of data from the MANIFEST clinical trial of CPI-0610 at ASCO on June 3 and at EHA on June 15

•	Related investor event at ASCO to be held on June 4

CAMBRIDGE, Massachusetts, May 8, 2019 – Constellation Pharmaceuticals, Inc. (Nasdaq: CNST), a clinical-stage biopharmaceutical company using its expertise in epigenetics to discover and develop novel therapeutics, announced its first-quarter 2019 financial results today.

“2019 is a year of data for Constellation,” said Jigar Raythatha, President and Chief Executive Officer of Constellation Pharmaceuticals. “We look forward to an exciting year ahead, as we continue to see strong enrollment trends and expect multiple clinical readouts throughout the year for both CPI-0610 in myelofibrosis (MF) and CPI-1205 in prostate cancer.

“We look forward to presenting an interim update of data from the Phase 2 MANIFEST clinical trial for CPI-0610 in a poster presentation at ASCO and an oral presentation at EHA in June,” Mr. Raythatha continued. “We believe these data will support the view that CPI-0610 has the potential to be a disease-modifying agent in MF. Additionally, we expect to provide further data readouts on both CPI-0610 and CPI-1205 in the second half of 2019.

“Our vision is to become a late-stage oncology development company in 2020, with an exciting pipeline of development and discovery programs that have the potential to bring important new medicines to underserved cancer patients,” Mr. Raythatha concluded.

Medical Presentations

Constellation plans to present a poster providing an interim update of data from the MANIFEST clinical trial of CPI-0610 at the American Society for Clinical Oncology (ASCO) annual meeting at 9:00 AM EDT/8:00 CDT on June 3. In addition, Dr. Ronald Hoffman of Mt. Sinai Health System, an investigator in the MANIFEST trial, will make an oral presentation providing an interim update of data at the European Hematology Association (EHA) annual meeting at 12:15 PM CEST/6:15 AM EDT on June 15. Data to be presented at these events were generated from 44 patients enrolled as of April 17, 2019. Twelve patients received 24-week assessments and 16 patients received 12-week assessments. The Company plans to report data for these patients based on the following parameters: spleen volume reduction; total symptom score improvement; hematologic parameters such as increased hemoglobin and conversion to transfusion independence; bone marrow fibrosis improvement; and safety.

Investor Event

The Company will also host an analyst/investor meeting, with an accompanying conference call and webcast, to discuss the interim update of data at Hyatt McCormick Place in Chicago at 8:00 AM EDT/7:00 AM CDT on June 4. The agenda of the meeting will include an overview of MF, the potential impact of CPI-0610 on MF, review of the interim update of data from MANIFEST, and a panel discussion with Dr. Srdan Verstovsek of MD Anderson Cancer Center, an investigator in the MANIFEST trial, and Dr. Raajit Rampal of Memorial Sloan Kettering Cancer Center. Additional details about this event will be announced at a later date.

Recent News

•

Provided data update of MANIFEST clinical trial at J.P. Morgan Healthcare Conference. In a press release on January 3 and a presentation at the J.P. Morgan Healthcare Conference on January 9, Constellation provided an interim update of data on the Phase 2 MANIFEST clinical trial of CPI-0610. As disclosed in that presentation, each of the first four ruxolitinib-resistant MF patients in MANIFEST remained on study as of December 10, 2018. Two patients were treated with a combination of CPI-0610 and ruxolitinib for over 16 months, and two patients were treated with CPI-0610 monotherapy for over 12 months. Each of these four patients showed a reduction in spleen volume, symptom improvement, and an increased hemoglobin level. One of the combination therapy patients, who was transfusion dependent before therapy, converted to being transfusion independent after CPI-0610 was added to the ongoing regimen. Additionally, bone marrow biopsies before and after treatment were analyzed for the two patients on monotherapy, and both demonstrated a one-grade improvement in bone marrow fibrosis score and associated improvements in hemoglobin and platelets. Taken together, these results suggest that CPI-0610 may be modifying the underlying course of the disease in these ruxolitinib-resistant MF patients.

•

Presented ProSTAR results at AACR. On April 1, Constellation presented results from the Phase 1b portion of the ProSTAR clinical trial of CPI-1205 at the American Association for Cancer Research annual meeting. These results showed clinical activity in subsets of a heterogeneous population of advanced mCRPC patients in combination with either abiraterone or enzalutamide. All PSA responses seen in the trial were ≥80%, deeper than the ≥50% reduction endpoint in the trial. The majority of patients with measurable lesions achieved durable disease control during the study. For more details, please review the poster on our website here.

The Company initiated the Phase 2 portion of the trial in late 2018 to better define the patient populations most likely to benefit from CPI-1205. The Company looks forward to reporting initial Phase 2 data in the second half of 2019.

•

Expanded Board of Directors. In February, Constellation announced the appointment of Dr. Scott Braunstein to its Board of Directors. Dr. Braunstein brings a track record of growing emerging and established biopharmaceutical companies as a board member, pharmaceutical executive, and investor.

•

Enhanced Management Team. Also in February, Constellation announced the appointment of Jessica Christo as Senior Vice President and Chief Product Development Officer. Ms. Christo has 25 years of product development experience in the biopharmaceutical industry. Most recently, she was Senior Vice President of Development Operations at Verastem Oncology, where she had broad clinical and regulatory responsibilities and contributed to the approval of COPIKTRATM.

First Quarter 2019 Financial Results

•

Cash, cash equivalents, and marketable securities as of March 31, 2019, increased 1.0% compared to December 31, 2018, to $115.8 million due to proceeds from a $20 million term loan led by Hercules Capital, which approximately offset operating expenses in the quarter.

•	Research and development (R&D) expenses increased 58.8% year over year to $15.7 million in the first quarter of 2019 mainly due to increased clinical trial expenses.

•

General and administrative (G&A) expenses grew 92.3% year over year to $4.4 million in the first quarter of 2019, primarily due to personnel-related and facility-related costs in connection with expanding the support functions of a multi-candidate clinical-stage company, as well as costs associated with operating as a public company.

•

The net loss attributable to common stockholders increased 60.5% year over year to $19.4 million mainly due to increases in G&A and R&D expenses. The net loss per share attributable to common stockholders decreased 94.0% to $0.75 per share for the first quarter of 2019 due to an increase in shares outstanding as a result of the initial public offering in 2018 and conversion of preferred stock to common stock.

Financial Guidance

The Company expects that cash, cash equivalents and marketable securities as of March 31, 2019, will fund operating expenses and capital expenditure requirements into the third quarter of 2020.

Anticipated Milestones

The Company anticipates achieving the following milestones during 2019:

First Half 2019

•	Provide an interim update of data from the MANIFEST Phase 2 trial of CPI-0610 at ASCO and EHA

•	Complete an investigational new drug (IND) filing for CPI-0209

Second Half 2019

•	Provide an interim update of data from the Phase 2 portion of the ProSTAR trial for CPI-1205

•	Provide an additional data update from the MANIFEST trial for CPI-0610

Financial Results (Unaudited)

Constellation Pharmaceuticals, Inc.

Consolidated Statements of Operations and

Comprehensive Loss

	Three months ended March 31,
(In thousands, except share and per-share amounts)	2019	2018
Revenue	$—	$—
Operating expenses:
Research and development	15,677	9,874
General and administrative	4,429	2,303

Total operating expenses	20,106	12,177

Loss from operations	(20,106)	(12,177)
Other income (expense):
Interest income	755	109
Interest expense	(75)	(34)

Total other income (expense), net	680	75

Net loss attributable to common stockholders	(19,426)	(12,102)

Other comprehensive gain:
Unrealized gain on marketable securities	9	—

Other comprehensive gain	9	—

Comprehensive loss	(19,417)	(12,102)

Net loss per share attributable to common stockholders, basic and diluted	$(0.75)	$(12.44)
Weighted average common shares outstanding, basic and diluted	25,804,595	972,981

Constellation Pharmaceuticals, Inc.

Consolidated Balance Sheets

(In $ thousands)	March 31, 2019	December 31, 2018
Cash and cash equivalents	$52,447	$114,592
Marketable securities	63,344	—
Other current assets	2,695	2,711
Total assets	124,923	118,938
Current liabilities	17,121	14,660
Total liabilities	38,848	14,780
Total stockholders’ equity	$86,075	$104,158

Note: Abbreviated financial statements; please refer to Form 10-Q for the first quarter of 2019 for more details, including explanatory notes.

About Constellation Pharmaceuticals

Constellation Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel therapeutics that selectively modulate gene expression to address serious unmet medical needs in patients with cancer. The Company has a deep understanding of how epigenetic and chromatin modifications in cancer cells and in the tumor and immune microenvironment play a fundamental role in driving disease progression and drug resistance.

Constellation is driving development of the EZH2 inhibitors CPI-1205 and CPI-0209 for the treatment of metastatic castration-resistant prostate cancer and other cancers as well as the BET inhibitor CPI-0610 for the treatment of myelofibrosis. The Company is also applying its broad research and development capabilities to explore other novel targets that directly and indirectly impact gene expression to fuel a sustainable pipeline of innovative small-molecule product candidates.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the implications of preliminary clinical data, the development status of the Company’s product candidates, the Company’s plans for future data presentations, its anticipated achievement of milestones, and its financial guidance regarding the period in which it will have capital available to fund its operations. All statements, other than statements of historical facts, contained in this press release, including statements regarding the Company’s strategy, future operations, future financial position, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Constellation’s ability to: obtain and maintain necessary approvals from the FDA and other regulatory authorities; continue to advance its product candidates in clinical trials; whether preliminary or interim results from a clinical trial will be predictive of the final results of the trial; replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of CPI-1205, CPI-0610 and its other product candidates; advance the development of its product candidates under the timelines it anticipates, or at all, in current and future clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. For a discussion of other risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission. In addition, the forward- looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. CPI-1205, CPI-0610, CPI-0209, and other product candidates are investigational in nature and have not yet been approved by the FDA or other regulatory authorities.

Contact

Ronald Aldridge

Senior Director, Investor Relations

Constellation Pharmaceuticals

+1 617-714-0539

ron.aldridge@constellationpharma.com

Lauren Arnold

Media Relations

MacDougall Biomedical Communications

+1 781-235-3060

larnold@macbiocom.com